Exhibit 10.1

Date: September 25, 2006

TO:	Melissa Maderia (maderiam@mail.nih.gov)

Donna L. Bialozor (bialozod@mail.nih.gov)

National Institutes of Health

National Cancer Institute

Technology Transfer Branch

NCI-Frederick

1003 West Seventh Street

Fairview Center Suite 500

Frederick MD 21701

Re:	Termination of Cooperative Research and Development Agreement

Ms. Maderia & Ms. Bialozor:

Please accept this Notice pursuant to Section 10.2 of the Cooperative Research and Development Agreement dated August 30, 2001 (together with all Amendments, the “CRADA”) of Biovest’s election to terminate the CRADA, effective sixty (60) days from the date of this notice. Please be further advised that it is Biovest’s intention to continue the development of the cancer vaccine which was the subject of this CRADA pursuant to the IND currently issued to Biovest (Biovest IND #5427).

We will transmit to NCI details as to the transition of all functions associated with this ongoing Phase 3 clinical trial that are currently conducted at the NCI to other locations outside the NCI. We anticipate all such functions will be relocated outside the NCI over the next sixty days. These include the relocation to entities not affiliated with the NCI of the DSMB functions, the primary site designation and the pathology laboratory functions. Of course, all appropriate invoices for services performed by the NCI will be timely paid by Biovest.

Biovest would welcome discussions with NCI to enter into an understanding whereby the NCI could, should it so desire, retain a limited role in this clinical trial. We look forward to working with NCI to accomplish a smooth transition of the functions formerly performed at NCI in this clinical trial so that the trial may continue without interruption or delay.

Sincerely,

/s/ Steven Arikian
Steven Arikian, M.D.
Chairman & CEO

cc:	Barry Gause, M.D.

324 S Hyde Park Avenue Suite 350 Tampa, Florida 33606

www.biovest.com t: 813 864 2554 f: 813 258 1621